R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                          e-m: schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
March 16, 2000

          MEDIX ANNOUNCES MERGER WITH AUTOMATED DESIGN CONCEPTS Merger
            Diversifies iHealth Software Provider's Service Offerings

New York, NY -- John Prufeta, president and CEO of Medix Resources, Inc. [OTCBB:MDIX], today announced the Company's merger with Automated Design Concepts (ADC), a New Jersey-based Internet hardware, hosting, and software development firm, specializing in healthcare and e-commerce strategies. Medix provides Internet-based healthcare communication, data integration, and transaction processing software through its Cymedix.com product line.

ADC was created in 1997 by David R. Pfeil in response to a need for integrated healthcare automation systems and e-commerce. ADC customer applications cover a wide range of needs from introductory Web presence sites to full-scale secure e-commerce web sites and corporate Intranets. ADC also develops and maintains a series of ASP software applications for the healthcare and education industries. Pfeil is president and chief operating officer of Medix's wholly-owned subsidiary Cymedix Lynx Corporation and a member of the Medix board of directors. While the exact terms of the merger were not released, ADC founder David Pfeil received a combination of cash and common stock in exchange for ADC.

"This is an important move for Medix," stated Prufeta. "ADC and Medix have been working together for the last year. The official combination of ADC with Medix will accelerate the completion of the thin-client and browser versions of the Cymedix.com application."

"ADC brings to Medix strong experience in e-commerce development, which will be applied to the healthcare community," stated Pfeil. "This technology has already been deployed at ADC's www.medicodes.com site which enables healthcare providers to search a national database for billing codes, physician UPINs, diagnosis codes, and more."

Medix Resources, through Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                      # # #

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release, which are not historical facts, contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB/A for 1998, which was filed with the Securities and Exchange Commission on July 23, 1999, and its 1999 third quarter Form 10-QSB, which was filed with the Securities and Exchange Commission on November 10, 1999. This information is available from the SEC or the Company.


Contacts:  General and Press Inquiries         Investor Inquiries
           -----------------------------       -------------------
           Robin Schoen                        Josh Golomb
           Robin Schoen Public Relations       SmallCaps Online Communications
           215/504-2122                        212/554-4158